CUSIP No. 641876800	SCHEDULE 13D/A

EXHIBIT 2

STANDSTILL AGREEMENT

This Standstill Agreement (this "Agreement"), dated as of August 8, 2024 (the "Effective Date"), is entered into by and between The New America High Income Fund, Inc., a Maryland corporation (the "Fund") and Saba Capital Management, L.P., a Delaware limited partnership ("Saba," and together with the Fund, the "Parties" and each, a "Party").

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Board of Directors of the Fund (the "Board") considered and approved the reorganization of the Fund (the "Reorganization") with and into the T. Rowe Price High Yield Fund, Inc., an open-end management investment  company  registered  under  the  1940  Act  (the "T. Rowe Price Fund"), including the solicitation of proxies and an Agreement and Plan of Reorganization (the "Plan") relating to the Reorganization;

WHEREAS, Saba is supportive of the proposed Reorganization;

WHEREAS, the Fund and Saba desire to enter into an agreement regarding the Reorganization, the Plan and certain other matters, in each case, on the terms and subject to the conditions set forth herein; and

WHEREAS, as of the close of business on July 28, 2024, Saba may be deemed to be the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of, in the aggregate, 1,866,253 shares of common stock of the Fund, of which includes common stock held by one or more private funds and accounts managed by Saba (the "Saba Private Funds") and one or more public funds registered under the 1940 Act managed by Saba (the "Saba RICs"). For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, the Saba RICs are not a party to, are not restricted by and are not governed by, the terms of this Agreement and nothing in this Agreement shall restrict Saba from acting on behalf of the Saba RICs in accordance with its duties as advisor to the Saba RICs.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Section 1. Reorganization

1.1     Subject to its fiduciary duties and legal and regulatory requirements, the Board will use reasonable efforts to cause stockholders of the Fund to approve the Reorganization and the Plan and consummate the Reorganization.

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Section 2. Additional Agreements

2.1 Saba, on behalf of itself, the Saba Entities and their respective Affiliates (each, as defined below), hereby irrevocably withdraws the notice of its intent (the "Notice of Intent") to nominate persons for election at the Fund's 2024 Annual Meeting of Stockholders (the "2024 Annual Meeting") submitted by its affiliate Saba Capital Master Fund, Ltd. to the Fund on January 19, 2024, and any and all related amendments, supplements, notices, requests and other materials submitted to the Fund in connection with the Notice of Intent.

2.2 Saba covenants and agrees that during the period from the date of this Agreement through the earlier of: (a) the day following the date on which (i) the Board terminates the Plan and publicly determines not to pursue the Reorganization or (ii) stockholders of the Fund do not approve the Plan; (b) the day that is 30 days prior to the last date that a stockholder may give timely notice of director nominations to the Fund in accordance with the Fund's by-laws for the Fund's 2025 Annual Meeting of Stockholders; or (c) 120 days following the date hereof if the Reorganization has not been consummated on such date (the "Effective Period"), it will not, and will cause its principals, directors, general partners, members, officers, employees, agents, affiliated persons (as defined in the 1940 Act and which, for the avoidance of doubt, shall exclude the Saba RICs but shall include (without limitation) any account or other pooled investment vehicle now or in the future managed, advised or sub-advised by Saba or its affiliated persons) and representatives under Saba's control (each such person, a "Saba Entity" or, collectively, the "Saba Entities") and any other persons controlled by or under common control with Saba, Saba Capital Management GP, LLC or Boaz R. Weinstein (such other persons, excluding the Saba RICs, "Affiliates"), not to, directly or indirectly, alone or in concert with others (including by directing, requesting or suggesting that any other person take any of the actions set forth below), unless specifically permitted in writing in advance by the Fund, take any of the actions with respect to the Fund as set forth below:

(a) effect, seek, offer, engage in, propose (whether publicly or otherwise and whether or not subject to conditions) or cause, participate in or act to or assist any other person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or cause, participate in or act to cause (other than as specifically contemplated by this Agreement):

(i) any "solicitation" of "proxies" or become a "participant" in any such "solicitation" as such terms are defined in Regulation 14A under the Exchange Act, including any otherwise exempt solicitation pursuant to clause (iv) of Rule 14a- 1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b), in each case, with respect to securities of the Fund (including, without limitation, any solicitation of consents to act by written consent or call a special meeting of stockholders);

(ii) knowingly encourage or advise any other person or knowingly assist or act to assist any person in so encouraging or advising any person with respect to the giving or withholding of any proxy, consent or other authority to vote (other than such encouragement or advice that is consistent with the Board's recommendation with respect to the Fund in connection with such matter or encouragement or advice solely amongst Saba and its Affiliates and the Saba Private Funds);

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(iii) any (A) tender or exchange offer for securities of the Fund or any merger, consolidation, conversion, business combination or acquisition or disposition of assets of the Fund (other than a proposal by the Board in connection with the proposed Reorganization), or (B) recapitalization, restructuring, open-ending, liquidation, dissolution or other similar extraordinary transaction with respect to the Fund (it being understood that the foregoing shall not restrict any person (including Saba and its Affiliates) from tendering common stock, receiving payment for common stock, or otherwise participating in any such transaction on the same basis as other stockholders of the Fund or from participating in any such transaction that has been approved by the Board, subject to the terms of this Agreement);

(b) form, join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder) (other than a group that consists solely of members of Saba and its Affiliates and the Saba Private Funds) with respect to the securities of the Fund or in connection with seeking the election or removal of any director of the Fund;

(c) deposit any securities of the Fund in any voting trust or subject any securities of the Fund to any arrangement or agreement with respect to the voting of the securities of the Fund, including, without limitation, lend any securities of the Fund to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any stockholders vote or consent of the Fund or to sell such securities, other than any such voting trust, arrangement or agreement solely among the members of Saba and its Affiliates and the Saba Entities;

(d) seek, alone or in concert with others, (i) election or appointment to, or representation on, the Board, or nominate or propose the nomination of, or recommend the nomination of, any candidate to Board, or (ii) the removal or resignation of any member of the Board, or knowingly encourage any such actions in clause (i) or (ii) specifically with regard to the Fund;

(e) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Fund (pursuant to Rule 14a-8 under the Exchange Act or otherwise), or take any action (other than in accordance with this Section 2.2 and 2.4 or otherwise required by this Agreement) with respect to any stockholder proposal or written consent submitted prior to the date of this Agreement or during the applicable Effective Period;

(f) make a request for a stockholders list or other books and records of the Fund under Maryland law or any other statutory or regulatory provision or otherwise;

(g) seek to control or influence the Board or the policies of the Fund to control or influence the Board;

(h) institute, solicit, knowingly assist or join any litigation, arbitration or other proceeding against or involving the Fund or any of the current or former directors or officers (each solely in their capacity as a director or officer of the Fund) (including derivative actions) of the Fund; provided, however, that for the avoidance of doubt, the foregoing shall not prevent Saba, the Saba Entities or its Affiliates from (i) bringing litigation to enforce the provisions of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Fund against Saba, the Saba Entities or its Affiliates, (iii) bringing litigation to enforce its rights with respect to claims that arise out of acts or omissions that occur after the date of this Agreement, or (iv) responding to or complying with a validly issued legal process;

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(i) make any public statement or public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any change in the capitalization, share purchase program, dividend policy or distribution policy of the Fund, (iii) any other material change in the Fund's management, business or corporate structure, or (iv) any waiver, amendment or modification to the Fund's charter or by-laws;

(j) enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, knowingly assist or knowingly encourage others to take any action with respect to any of the foregoing; or

(k) publicly or privately (in a manner that is expected to require any public disclosure by the Fund or Saba), request (i) that the Fund, the Board, or any of their respective representatives amend or waive any provision of this Section 2.2 (including this sentence) or (ii) the Board of the Fund to specifically invite Saba or any of its Affiliates to take any of the actions prohibited by this Section 2.2.

Nothing in this Section 2.2 shall be deemed to prohibit Saba and its Affiliates from communicating privately with the directors, officers and advisors of the Fund so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any Party. In addition, the covenants set forth in this Section 2.2 shall not be deemed to prevent the voting of any common stock held by a Saba RIC proportionately in accordance with the method prescribed in the second clause of Section 12(d)(1)(E)(iii)(aa) of the 1940 Act ("Mirror Voting") in accordance with the proxy voting policy of a Saba RIC or prevent the Saba RICs from taking or failing to take any other action during the Effective Period.

2.3 Saba agrees (a) to cause its Affiliates and the Saba Entities to comply with the terms of this Agreement and (b) that it shall be responsible for any breach of this Agreement by any its Affiliates or the Saba Entities.

2.4 Saba covenants and agrees that during the Effective Period, it will, and will cause its Affiliates and the Saba Entities (with the exception of the Saba RICs) to:

(a) appear by proxy or otherwise at any annual or special meeting of stockholders of the Fund, including for the avoidance of doubt the 2024 Annual Meeting, or in connection with actions taken by written consent, and to cause all shares it and the Saba Entities and their respective Affiliates beneficially own as of the record date for any such meeting to be counted as present thereat for purposes of a quorum; and

CUSIP No. 641876800	SCHEDULE 13D/A

(b) except for any action that would be in contravention of this Agreement, vote or cause to be voted at any annual or special meeting of stockholders of the Fund, including for the avoidance of doubt the 2024 Annual Meeting, or deliver consents or consent revocations with respect to, all of the shares it and the Saba Entities and their respective Affiliates beneficially own as of the record date for such meeting (or action by consents) (i) in favor of any proposal with respect to which the Board recommends in favor of (including in favor of the election of the nominees of the Board for election as a director of the Fund and in favor of the approval of the proposed Reorganization and Plan) and (ii) against any proposal with respect to which the Board recommends against or that is made in opposition to, or that is in competition or inconsistent with, the recommendation of the Board (including regarding the election of the Board's nominees or a stockholder proposal submitted to the Fund pursuant to Rule 14a-8 of the Exchange Act or otherwise). For the avoidance of doubt, if Saba lends any common stock to any third party, Saba shall recall any such stock loan in advance of the record date for any vote of or consent by the stockholders of the Fund so that Saba shall have full voting or consent rights with respect to all such loaned shares (except for the Saba RICs).

Notwithstanding the foregoing, Saba shall have no obligations under Section 2.4(a) or 2.4(b) hereof in connection with any solicitation of votes, consents or approvals of shareholders of the Fund with respect to a transaction, proposal or arrangement that would violate the Fund's agreements and undertakings in this Agreement.

2.5 Upon the written request of the Fund, which shall be no more frequently than once each fiscal year of the Fund, Saba will notify the Fund in writing of the number of common stock beneficially owned by it and its Affiliates.

2.6 Saba represents and warrants as follows:

(a) It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against Saba in accordance with its terms.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

(d) Saba beneficially owns, directly or indirectly, and has the power to vote all the common stock as described in the recitals to this Agreement (except for shares of the Saba RICs, which shall be subject to Mirror Voting in accordance with the respective proxy voting policies in place for each Saba RIC), and its ownership of common stock has at all times complied with applicable provisions of the 1940 Act.

(e) As of the date hereof, neither Saba nor any of its Affiliates is a party to any derivative securities, including without limitation any swap or hedging transactions or other derivative agreement, or any securities lending or short sale arrangements, of any nature with respect to the common stock.

CUSIP No. 641876800	SCHEDULE 13D/A

2.7 The Fund represents and warrants as follows:

(a) It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against it in accordance with its terms.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

2.8 The Fund further represents and warrants that the Board, including a majority of the trustees who are not "interested persons" (within the meaning of Section 2(a)(19) of the 1940 Act) of the Fund, has approved the execution, delivery and performance of this Agreement by and on behalf of the Fund.

Section 3. Public Announcement

3.1 No later than four business days following the date of this Agreement, the Fund shall issue a press release substantially in the form attached as Exhibit A (the "Fund Press Release"), Saba shall issue a press release substantially in the form attached as Exhibit B (the "Saba Press Release" and, together with the Fund Press Release, the "Press Releases"), and no Party shall make any public statement inconsistent with the Press Releases during the Effective Period in connection with the announcement of this Agreement. No Party shall issue additional press releases in connection with this Agreement or the actions contemplated hereby without the prior written consent of the other Party except as provided below. Nothing in this Agreement shall prevent (a) any Party from taking any action required by any governmental or regulatory authority (except to the extent such requirement arose by discretionary acts by any Party), including without limitation any statements, filings, notices or announcements made in the context of a reorganization conducted pursuant to a registration statement on Form N-14, (b) any Party from making any factual statement that is required in any compelled testimony or production of information, either by legal process, by subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over such Party or as otherwise legally required and (c) subject to Section 5.1 of this Agreement, any Party from communicating privately with their respective investors, prospective investors and governance boards regarding the terms of this Agreement.

3.2 Saba shall promptly prepare and file an amendment to its applicable Schedule 13D filed with the U.S. Securities and Exchange Commission ("SEC") for the Fund reporting the entry into this Agreement (which will not contain any statement inconsistent with the Press Releases and the Item 4 disclosure set forth therein will be in a form materially consistent with the draft previously provided to the Fund). Saba shall also file a copy of this Agreement or a summary thereof as an exhibit to the Schedule 13D amendment.

3.3 The Parties acknowledge and agree that the Reorganization will require the Fund to solicit stockholder approval for such Reorganization.

CUSIP No. 641876800	SCHEDULE 13D/A

Section 4. Termination

4.1 This Agreement shall remain in full force and effect until the earlier of the following:

(a) the end of the Effective Period;

(b) such other date as may be established by mutual written agreement of the Fund and Saba;

(c) upon ten business days' prior written notice by the Fund following any such material breach of this Agreement by Saba and its Affiliates and the Saba Entities, if such breach has not been cured within such notice period, provided that the Fund is not in material breach of this Agreement at the time such notice is given; or

(d) upon ten business days' prior written notice by Saba or one of its Affiliates following any such material breach of this Agreement by the Fund, if such breach has not been cured within such notice period, provided that Saba is not in material breach of this Agreement at the time such notice is given.

4.2 Section 6 will survive the termination of this Agreement. No termination pursuant to Section 4.1 relieves any Party from liability for any breach of this Agreement prior to such termination.

Section 5. No Disparagement

5.1 During the Effective Period, the Fund and Saba shall each refrain from making, and shall cause their respective affiliates and its and their respective principals, directors, trustees, members, general partners, officers, agents, advisors and employees not to make or cause to be made any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise, whether true or false, disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of such statements or announcements by Saba: the Fund or its advisors (solely as it relates to its advising of the Fund), or any of its or their respective current or former officers, directors or employees (in each case solely as such statements or announcements relate to their sponsoring, advising or providing services to, or their positions with, the Fund) and (b) in the case of statements or announcements by the Fund: Saba or its Affiliates, subsidiaries or advisors, or any of its or their respective principals, directors, members, general partners, officers or employees or any person who has served in any such capacity with respect to Saba and Saba's advisors.

Section 6. Miscellaneous

6.1 Specific Performance. Each Party hereto hereby acknowledges and agrees that irreparable harm will occur in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or are otherwise breached. It is accordingly agreed that the Parties will be entitled to seek specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. All rights and remedies under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to any Party at law or in equity.

CUSIP No. 641876800	SCHEDULE 13D/A

6.2 Jurisdiction; Venue; Waiver of Jury Trial. The Parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the state or federal courts in the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the state or federal courts in the State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

6.3 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement supersedes all previous negotiations, representations and discussions by the Parties hereto concerning the subject matter hereof, and integrates the whole of all of their agreements and understanding concerning same. No prior oral representations or undertakings concerning the subject matter hereof will operate to amend, supersede or replace any of the terms or conditions set forth in this Agreement, nor will they be relied upon.

6.4 Interpretation and Construction. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement. In this Agreement, (a) the word "including" (in its various forms) means "including, without limitation," (b) the words "hereunder," "hereof," "hereto" and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement, and

(c) the word "or" is not exclusive.

6.5 Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be validly given, made or served, if in writing and sent by email, with a copy by personal delivery, certified mail, return receipt requested or by overnight courier service to:

If to the Fund, to:

The New America High Income Fund, Inc. 33 Broad Street

Boston, Massachusetts 02109 Attention: Ellen Terry

Email: ETerry@newamerica-hyb.com

CUSIP No. 641876800	SCHEDULE 13D/A

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

1301 Pennsylvania Avenue, N.W. Washington, D.C. 20004 Attention: Paul Delligatti

Email: Paul.Delligatti@kirkland.com

If to Saba, to:

Saba Capital Management, L.P. 405 Lexington Avenue, 58th Floor New York, NY 10174

Attention: Michael D'Angelo

Email: Michael.DAngelo@sabacapital.com

6.6 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction. In addition, the Parties agree to use their reasonable commercial efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

6.7 Expenses. All attorneys' fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the Party incurring such fees, costs or expenses.

6.8 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

6.9 Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto and those categories of persons specifically enumerated herein, or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. No Party to this Agreement may, directly or indirectly, assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily or by operation of law) without the prior written consent of the other Parties. Any such attempted assignment will be null and void. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, this Agreement will not be binding upon the T. Rowe Price Fund.

6.10 Amendments; Waivers. No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties hereto, and no provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought.

CUSIP No. 641876800	SCHEDULE 13D/A

6.11 Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that it has not relied on any promise, representation or warranty, express or implied not contained in this Agreement, and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party by reason of the foregoing shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

6.12 Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or other electronic means shall be effective as delivery of a manually executed counterparty hereof.

[Signature Pages Follow]

CUSIP No. 641876800	SCHEDULE 13D/A

To evidence the Parties' agreement to this Agreement, they have each executed it on the date first set forth above.

The New America High Income Fund, Inc.	Saba Capital Management, L.P.

Name: Ellen Terry	Name: Nitin Sapru
Capacity: President	Capacity: Chief Financial Officer

[Signature Page to Standstill Agreement]

CUSIP No. 641876800	SCHEDULE 13D/A

EXHIBIT A

[Fund Press Release]

The New America High Income Fund, Inc.

Announces Proposed Reorganization and Agreement
with Saba Capital

Boston, Massachusetts, August 8, 2024 - The New America High Income Fund, Inc. (the "Fund") (NYSE: HYB) announced today that the Fund's Board of Directors has approved a proposal to reorganize the Fund into the T. Rowe Price High Yield Fund (the "T. Rowe Price Fund"), a separate series of the T. Rowe Price High Yield Fund, Inc. The reorganization is subject to approval by Fund shareholders, who will be asked to vote on the proposal at the Fund's Annual Meeting of Shareholders expected to take place in November 2024 (the "Meeting").

Important information about the proposed reorganization and the Meeting will be provided to shareholders of record as of the record date in a combined proxy statement and prospectus that is expected to be mailed in the third or fourth quarter of 2024. Shareholders are advised to read the combined proxy statement and prospectus when it is available. When filed with the U.S. Securities and Exchange Commission ("SEC"), the combined proxy statement and prospectus as well as other documents about the Fund will be available free of charge on the SEC website, www.sec.gov. Copies of the combined proxy statement and prospectus will also be mailed to each Fund shareholder of record as of the record date.

The Fund also announced today that it has entered into a standstill agreement with Saba Capital Management, L.P. (together with certain of its affiliates, "Saba") pursuant to which the Board agreed to use reasonable efforts to cause shareholders of the Fund to approve the reorganization and Saba agreed to irrevocably withdraw the notice of its intent to nominate persons for election at the Meeting and vote in favor of the reorganization and the election of directors. The Fund has been advised that Saba will file a copy of the agreement with the SEC as an exhibit to its Schedule 13D.

About the Fund

The New America High Income Fund, Inc. is a diversified, closed-end management investment company with a leveraged capital structure. The Fund's investment adviser is T. Rowe Price Associates, Inc. ("T. Rowe Price"). As of March 31, 2024, T. Rowe Price and its affiliates managed approximately $1.5 trillion of assets, including approximately $20 billion of "high yield: investments. T. Rowe Price has provided investment advisory services to investment companies since 1937.

This press release is for informational purposes only and is not intended to, and does not, constitute an offer to purchase or sell shares of the Fund or the T. Rowe Price Fund. Additional information about the Fund and the T. Rowe Price Fund, including performance and portfolio characteristic information, is available at www.newamerica-hyb.com or www.troweprice.com, respectively.

Statements in this press release that are not historical facts may be forward-looking statements, as defined by the U.S. securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors that may be beyond the Fund's control and could cause actual results to differ materially from those set forth in the forward-looking statements.

EXHIBIT B

[Saba Press Release]

Saba Capital Reaches Agreement With The New
America High Income Fund

The New America High Income Fund to Pursue Reorganization With and Into the T. Rowe Price High Yield
Fund, Subject to Stockholder Approval

 NEW YORK--(BUSINESS WIRE)--Saba Capital Management, L.P. (together with certain of its affiliates, "Saba" or "we"), today announced that it has entered into a standstill agreement with The New America High Income Fund (NYSE: HYB) (the "Fund").

Under the terms of the agreement, The New America High Income Fund will, subject to stockholder approval, reorganize with and into the T. Rowe Price High Yield Fund, Inc. (Nasdaq: PRHYX), an open-end management investment company registered under the Investment Company Act of 1940.

The terms of the agreement also provide for Saba withdrawing the notice of its intent to nominate persons for election at the Fund's 2024 Annual Meeting of Stockholders.

Paul Kazarian, Partner and Portfolio Manager of Saba, commented:

"Saba is pleased to have reached this agreement through constructive engagement with the Fund's board. We believe stockholders would benefit from the proposed reorganization contemplated by the agreement, as it would eliminate the Fund's trading discount and lower management fees for stockholders."

About Saba Capital

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk- adjusted returns for a diverse group of clients. Founded in 2009 by Boaz Weinstein, Saba is a pioneer of credit relative value strategies and capital structure arbitrage. Saba is headquartered in New York City. Learn more at www.sabacapital.com.

Contacts

Longacre Square Partners

Charlotte Kiaie / Kate Sylvester, 646-386-0091

ckiaie@longacresquare.com /

ksylvester@longacresquare.com